Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference, in the Registration Statement (Form S-8) pertaining to the Onconova Therapeutics, Inc. 2018 Omnibus Incentive Compensation Plan As Amended and Restated, of our report dated April 1, 2019, with respect to the consolidated financial statements of Onconova Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 22, 2019